U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 1, 2014

Gisser Automotive Concepts, Inc.

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

333-145181	13-3948927
(Commission File No.)	(IRS Employer Identification No.)

PO Box 1007, Melnick Drive

Monsey, New York 10952

(845) 356-8008

(Address and telephone number of principal executive offices and place of business)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13ed-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	- Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

(1) On May 1, 2014, Gisser Automotive Concepts, Inc. (“GAC” or the “Company), a Public United States Corporation formed and Incorporated in the State of New York, signed and entered into an “Offshore Financial Public Relations and Mergers & Acquisitions Consulting Agreement” with Mr. Stephen M. Cole (Consultant). This Consulting Agreement is between Gisser Automotive Concepts, Inc. (GAC) / Daryl K. Gisser (Company) whose current address is PO Box 1007, Melnick Drive, Monsey NY 10952 and Stephen M. Cole (Personally) whose current address is 6770 E. Loma Del Bribon, Tucson, AZ 85750.

A working relationship has existed between Mr. Daryl K. Gisser the President and CEO of GAC and Mr. Stephen M. Cole the President and CEO of WSO for approximately the past 10 (ten) years. WSO has provided for the private financial packaging and investor relations services to GAC during this period. WSO received compensation from GAC for providing such past services. In addition, Mr. Stephen M. Cole of WSO received Common Shares of GAC’s Capital Stock for previous services. Another employee of WSO also holds Common Shares of GAC’s Capital Stock. The details of the above have been filed in a previous Form 8-K dated September 1, 2013 and filed with the SEC on September 13, 2013. Should the Commission request a copy of the Agreement for viewing or filing purposes, GAC Management shall provide such.

(2) Pursuant to the terms of the Agreement Consultant will receive a combination of remuneration for his services:

GAC’s Capital Stock: Stephen M. Cole will receive 20,000 Common Shares in GAC one time annually for his Consulting Services for GAC’s Annual Year from May 1, 2014 through April 30, 2015. Company and Consultant will discuss any future and/or ongoing Services Engagements for the following years.

Cash Compensation: Stephen M. Cole will receive two payments on a Bi-Monthly basis of $5,000 each totaling $10,000 per month for his various consulting services outlined in his existing Consulting Agreement dated May 1, 2014. The first payment will be due on the 1st of each month and payable when available and when and if the Company can pay it. The second payment of $5,000.00 will be due on the 15th of each month and payable when available and when and if the Company can pay it. All Payables will be accumulated until either the funds are available or at Mr. Stephen M. Cole’s discretion, he decides to accept GAC Common Stock in Lieu of Cash.

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Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)(1) Not due to resignation or refusal to stand for re-election to the board of directors, and unfortunately, the Company must announce the loss of one of our Directors, Mr. Richard “Dick” Brown due to his untimely and unexpected passing. GAC’s Management, namely myself, GAC’s CEO and President and other family members also Directors in GAC, have been more than fortunate to come to know the rare person and soul, Mr. Brown. Since the beginning of our working and personal relationship in 1999, it was always hard to think of Mr. Brown as a Business Associate and subsequently Director. He was and is a man that many strive to become and envy due to the most upbeat, constructive, optimistic and many other only positive characteristics. Yet for Mr. Brown, all of this seemed to come with no apparent effort. Mr. Brown’s natural tendencies in providing the immense support and help to GAC is immeasurable and as a friend, Dick is greatly missed.

There was never any question of compensation nor any doubt that help was always available from Mr. Brown. He was often the resourceful initiator of so much that made GAC what it is today. But more so, Mr. Brown is my personal mentor in both business and moral and ethical day to day life situations and his approach of advising on how to accomplish and make progress for GAC for all those involved at all levels. Mr. Brown’s methods were always based on clear thinking, common sense strategies, high moral and ethical conduct that over our 15 year relationships, I hope have strengthened me and have become further ingrained in me, GAC’s President and CEO.

(i) the date of such event of the passing of Mr. Richard “Dick” Brown, Director was on or about February 1, 2014.

(ii) at the time, Mr. Brown was listed as Director/Business Consultant for the Company.

(3)(i)(c) The Company has not approached the most difficult task of appointing a new Director to fill Mr. Richard “Dick” Brown’s position. In the meantime, GAC has a long term working relationship with another Consultant for approximately the past 10 (ten) years with previously mentioned, Mr. Stephen M. Cole. GAC and our Management have been fortunate to meet, work and learn key business and life improvement information from these extremely special people such as Mr. Brown and Mr. Cole. Rather than appointing a new director at this time, our CEO, Mr. Daryl K. Gisser, along with Mr. Stephen M. Cole, will continue to address the strategic corporate development of GAC. Together and along with GAC’s Management and Consultants, the full responsibility in performing all required duties will be accomplished with our best ongoing commitment that has lead to GAC’s current accomplishments. GAC expects to appoint a new officer and director as may be required at the appropriate time.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2014	By:	/s/ Daryl K. Gisser
Name: Daryl K. Gisser
Title: Chief Executive Officer, President

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